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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE           CONTACT:  Patrick W. Allender

                                          Chief Financial Officer
                                          Danaher Corporation
                                          (202) 828-0850


Danaher Corporation to Receive $450 Million from Convertible Debt Offering

WASHINGTON, Jan. 17, 2001 -- Danaher Corporation (NYSE:DHR) announced today that it has agreed to the sale of zero-coupon convertible senior notes due 2021, known as LYONs. The Company anticipates gross proceeds of approximately $450 million. Danaher will use the proceeds of the offering to pay down debt and for general corporate purposes, including potential future acquisitions. The initial purchaser will also have a 30 day option to purchase additional LYONs to cover over-allotments which would give Danaher approximately $67 million in additional gross proceeds. The LYONs will be convertible into approximately 5.244 million Danaher common shares assuming the over-allotment option is not exercised. The LYONs will carry a yield to maturity of 2.375%. The LYONs will not be redeemable by Danaher prior to January 22, 2004, but Danaher may be required to purchase LYONs at the accreted value thereof, at the option of the holders, on January 22, 2004 or 2011. Danaher may choose to pay the purchase price for the repurchases in cash and/or common shares. The offering is scheduled to close on January 22, 2001.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The LYONs and the Common Shares issuable upon conversion have not been registered under U.S. or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Danaher Corporation is a leading manufacturer of Process/Environmental Controls and Tools and Components.